Exhibit 99.2
FOR IMMEDIATE RELEASE
Contact: Kenneth R. Howe
Chief Financial Officer
(248) 737-4190
AGREE REALTY CORPORATION REJECTS
COMPSON HOLDING CORPORATION’S
UNSOLICITED ACQUISITION PROPOSAL
FARMINGTON HILLS, Michigan (October 21, 2008) — Agree Realty Corporation (NYSE: ADC) today announced that its Board of Directors has unanimously rejected an unsolicited acquisition proposal from Compson Holding Corporation to acquire the Company. The Board determined that the Compson proposal was inadequate and that continuing to implement the Company’s long-term business plan would maximize stockholder value. The Board therefore concluded that the Compson offer was not in the best interests of the Company’s stockholders. The Board further noted that they would not be pursuing this matter further.
Agree Realty Corporation is engaged in the ownership, management and development of properties which are primarily single tenant properties leased to major retail tenants and neighborhood community shopping centers. Agree Realty owns and operates a portfolio of 68 properties, located in 16 states and containing 3.4 million square feet of leasable space. For additional information, visit the Company’s website at http://www.agreerealty.com.